Exhibit 99.24

The following transactions reflect exchange-traded option transactions entered into by a subsidiary of MUFG and effected on the Chicago Board Options Exchange.

Transactions Disclosed in Item 6
Table III – Exchange-Traded Option Transactions
Title	Date	Number of Shares	Strike Price
Wrote Call Option	11/5/2018	700,000	$46
Purchased Put Option	11/5/2018	700,000	$46